UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2019 (December 23, 2019)

On Track Innovations Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel	000-49877	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel	12000
(Address of Principal Executive Offices)	(Zip Code)

011 972 4 6868000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2019, On Track Innovations Ltd. (the “Company”) entered into a share purchase agreement (the “Share Purchase Agreement”) with Jerry L. Ivy, Jr. Descendants’ Trust (“Ivy”) and certain other investors (collectively, the “Investors”) relating to a private placement (the “Private Placement”) of an aggregate of up to 12,500,000 ordinary shares, NIS 0.1 par value per share, of the Company (the “Shares”), at a purchase price of $0.20 per Share, for aggregate gross proceeds to the Company of up to $2,500,000. The initial closing of the Private Placement took place on December 23, 2019 (the “Initial Closing”).

At the Initial Closing, the Company issued and sold to the Investors an aggregate of 6,500,000 shares for aggregate gross proceeds to the Company of $1,300,000. Pursuant to the Share Purchase Agreement, a subsequent closing will take place if the Company increases its authorized share capital (the “Subsequent Closing”). Such an increase in the share capital, as well as the issuance of the Ordinary Shares under the Subsequent Closing (collectively, the “Required Items”), requires the approval of the Company's shareholders. In addition, under the terms of the Share Purchase Agreement and following the Initial Closing, the Company’s board of directors (the “Board”), agreed to appoint one representative to the Board, designated by Ivy. Also pursuant to the terms of the Share Purchase Agreement, an additional representative designated by Ivy shall be appointed to the Board following the Subsequent Closing (together with the representative described in the prior sentence, the “Ivy Designees”). The appointment of Ivy Designees shall remain valid through the next general meeting of the Company’s shareholders or as set forth in the Company’s Articles of Association.

Pursuant to the Share Purchase Agreement, Ivy shall have a right to purchase any future equity securities offered by the Company, except with respect to certain exempt issuances as set forth in the Share Purchase Agreement.

The Company plans to summon an extraordinary meeting of the shareholders of the Company for, among others, the approval of the Required Items, as well as the approval to elect the applicable Ivy Designees as directors in accordance with the terms of the Company’s Articles of Association.

The Shares to be issued in the Private Placement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The Shares will not, at the closings, be registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration. The Company is obligated to file a registration statement with respect to the Shares issued in the Private Placement within ninety (90) days following the Subsequent Closing. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Share Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Share Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to that agreement. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

The forgoing description of the Share Purchase Agreement is qualified by reference to the full text of the Share Purchase Agreement, copy of which is filed as Exhibit 10.01 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

10.1	Share Purchase Agreement dated December 23, 2019

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, forward-looking statements are being used when the Company discusses the Subsequent Closing and the summoning of an extraordinary meeting of its shareholders. The Subsequent Closing is subject to conditions set forth in the Share Purchase Agreement, including the approval of the Required Items by the Company’s shareholders. These forward-looking statements and their implications are based on the current expectations of the management of the Company only and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as otherwise required by law, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting the registrant, reference is made to the Company’s reports filed from time to time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Track Innovations Ltd.

Dated: December 26, 2019	By:	/s/ Assaf Cohen
Name: Assaf Cohen Title: Chief Financial Officer

3